FOR IMMEDIATE RELEASE	Exhibit 99.1

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651

Lear Reports First-Quarter Financial Results and
Updates Full-Year 2007 Outlook

          SOUTHFIELD, Mich., April 25, 2007— Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating, electronics and electrical distribution systems, today reported financial results for the first quarter and updated its 2007 financial outlook.

First-Quarter Highlights:

•	Reported net sales of $4.4 billion and improved pre-tax income

•	Improved 2007 full-year financial outlook

•	Completed North American Interior business joint venture

•	Received numerous awards and customer recognition

•	Entered into Merger Agreement with an affiliate of Carl C. Icahn

          For the first quarter of 2007, Lear reported net sales of $4.4 billion and pretax income of $82.3 million, including restructuring costs of $15.8 million and other special items totaling $10.7 million. For the first quarter of 2006, Lear reported net sales of $4.7 billion and pretax income of $14.8 million. Excluding restructuring costs and other special items, Lear would have had pretax income of $108.8 million in the first quarter of 2007. This compares with pretax income before restructuring costs and other special items of $15.5 million in the same period a year earlier. A reconciliation of pretax income before restructuring costs and other special items to pretax income as determined by generally accepted accounting principles is provided in the supplemental data pages.

          “I want to thank the Lear team for all of their hard work in delivering improved financial results during these challenging times, while continuing to maintain a strong focus on supporting our customers,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “Now that we have completed the divestiture of the Interior business, our full attention is on strengthening our core seating, electronics and electrical distribution businesses.”

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          The decline in net sales for the quarter reflects primarily lower production in North America and the divestiture of Lear’s European Interior business, offset in part by new business mainly outside of North America and favorable foreign exchange. Operating improvement reflects favorable cost performance and the benefit of new business, offset in part by lower production in North America.

          The improvement in Lear’s core businesses in the first quarter was driven by solid performance in the seating segment. The year-over-year improvement in seating primarily reflects favorable cost performance and the impact of new business mainly outside of North America. In the electronics and electrical distribution segment, results were below year-ago levels but improved sequentially over the fourth quarter of 2006. Compared with a year ago, the major adverse factor impacting this segment is lower production on key platforms in North America.

          Lear reported net income of $49.9 million, or $0.64 per share, including restructuring costs and other special items, for the first quarter of 2007. This compares with net income of $17.9 million, or $0.26 per share, including restructuring costs and other special items, for the first quarter of 2006.

          First-quarter free cash flow was negative $32.1 million, compared with negative $91.3 million in the first quarter of 2006. The improvement primarily reflects lower capital spending and the increase in earnings. (Net cash used in operating activities was $41.8 million in the first quarter of 2007 as compared to net cash provided by operating activities of $39.4 million in the first quarter of 2006. A reconciliation of free cash flow to net cash provided by (used in) operating activities is provided in the supplemental data pages.)

          During the quarter, the Company made important progress on strategic priorities by completing the North American Interior business joint venture. In addition, Lear maintained its quality and customer service momentum and was the recipient of several customer awards and recognition, including GM Supplier of the Year, three World Excellence awards from Ford and Superior Supplier Diversity and Excellence in Quality from Toyota, as well as other performance awards from Porsche, Fiat-Brazil, Mazda and Shanghai GM.

          The Company also continued to implement its global restructuring plan, expand its infrastructure in Asia and grow its global sales with Asian manufacturers.

Full-Year 2007 Outlook

          Summarized below is the 2007 financial outlook for Lear’s core businesses. The outlook excludes results for Lear’s Interior business for the full year. On this basis, Lear expects 2007 net sales of approximately $14.8 billion.

          Lear anticipates 2007 income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) to be in the range of $580 to $620 million, an improvement of $20 million from our prior forecast. The revised full-year outlook reflects more favorable production volumes and improved cost performance in international operations.

          Restructuring costs in 2007 are estimated to be about $100 million.

          Interest expense is estimated to be in the range of $210 to $220 million. Pretax income before restructuring costs and other special items is estimated to be in the range of $290 to $330 million. Tax expense is expected to be between $100 and $120 million, depending on the mix of earnings by country.

          Capital spending in 2007 is estimated at approximately $250 million. Depreciation and amortization expense is estimated to be about $310 million.

          Free cash flow is expected to be positive at about $240 million for the year.

          Key assumptions underlying Lear’s financial outlook include expectations for industry vehicle production of approximately 15.2 million units in North America and 19.3 million units in Europe. Lear continues to see production for the Big Three in North America being down slightly, as compared with 2006. In addition, we are assuming an exchange rate of $1.32/Euro.

          Lear will webcast its first-quarter earnings conference call through the Investor Relations link at http://www.lear.com at 9:00 a.m. EDT on April 25, 2007. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until May 9, 2007, with a Conference I.D. of 8910968.

Non-GAAP Financial Information

          In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “income before interest, other expense, income taxes, restructuring costs and other special items” (core operating earnings), “pretax income before restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

          Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.

          Core operating earnings, pretax income before restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by (used in) operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

          For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the supplemental data pages which, together with this press release, have been posted on the Company’s website through the Investor Relations link at http://www.lear.com. Given the inherent uncertainty regarding special items and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

          This new release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, fluctuations in the production of vehicles for which the Company is a supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2007 is based on several factors, including the Company’s current vehicle production and raw material pricing assumptions. The Company’s actual financial results could differ materially as a result of significant changes in these factors. The Company’s proposed merger with AREP Car Acquisition Corp. is subject to various conditions including the receipt of the requisite stockholder approval from the Company’s stockholders, antitrust approvals and other conditions to closing customary for transactions of this type. No assurances can be given that the proposed transaction will be consummated or, if not consummated, that the Company will enter into a comparable or superior transaction with another party.

          The forward-looking statements in this news release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

          Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electronic products and electrical distribution systems. In 2006, Lear ranked #130 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 242 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan. Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.

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Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended

	March 31, 2007	April 1, 2006

Net sales	$4,406.1	$4,678.5

Cost of sales	4,095.2	4,459.3
Selling, general and administrative expenses	126.5	165.0
Loss on divestiture of Interior business	25.6	—
Interest expense	51.5	47.7
Other (income) expense, net	25.0	(8.3)

Income before income taxes and cumulative effect of a change in accounting principle	82.3	14.8
Income tax provision (benefit)	32.4	(0.2)

Income before cumulative effect of a change in accounting principle	49.9	15.0

Cumulative effect of a change in accounting principle, net of tax	—	2.9

Net income	$49.9	$17.9

Basic net income per share
Income before cumulative effect of a change in accounting principle	$0.65	$0.22
Cumulative effect of a change in accounting principle	—	0.05

Basic net income per share	$0.65	$0.27

Diluted net income per share
Income before cumulative effect of a change in accounting principle	$0.64	$0.22
Cumulative effect of a change in accounting principle	—	0.04

Diluted net income per share	$0.64	$0.26

Weighted average number of shares outstanding
Basic	76.4	67.2

Diluted	78.0	67.9

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	March 31, 2007	December 31, 2006

	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$330.4	$502.7
Accounts receivable	2,412.7	2,006.9
Inventories	599.0	581.5
Current assets of business held for sale	38.3	427.8
Other	317.6	371.4

	3,698.0	3,890.3

Long-Term:
PP&E, net	1,425.9	1,471.7
Goodwill, net	2,006.6	1,996.7
Other	530.5	491.8

	3,963.0	3,960.2

Total Assets	$7,661.0	$7,850.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$11.5	$39.3
Accounts payable and drafts	2,480.3	2,317.4
Accrued liabilities	1,152.8	1,099.3
Current liabilities of business held for sale	16.7	405.7
Current portion of long-term debt	26.4	25.6

	3,687.7	3,887.3

Long-Term:
Long-term debt	2,431.8	2,434.5
Long-term liabilities of business held for sale	21.6	48.5
Other	827.4	878.2

	3,280.8	3,361.2

Stockholders’ Equity	692.5	602.0

Total Liabilities and Stockholders’ Equity	$7,661.0	$7,850.5

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended

	March 31, 2007	April 1, 2006

Net Sales
North America	$2,225.8	$2,641.8
Europe	1,766.7	1,677.2
Rest of World	413.6	359.5

Total	$4,406.1	$4,678.5

Content Per Vehicle *
North America	$585	$640
Total Europe	$347	$329

Free Cash Flow **
Net cash provided by (used in) operating activities	$(41.8)	$39.4
Net change in sold accounts receivable	38.9	(38.1)

Net cash provided by (used in) operating activities before net change in sold accounts receivable	(2.9)	1.3
Capital expenditures	(29.2)	(92.6)

Free cash flow	$(32.1)	$(91.3)

Depreciation and Amortization	$74.5	$97.8

Basic Shares Outstanding at end of quarter	76,658,409	67,330,515

Diluted Shares Outstanding at end of quarter ***	78,080,260	67,782,193

Pretax income before restructuring costs and other special items **
Pretax income	$82.3	$14.8
Costs related to divestiture of Interior business	33.8	—
Fixed asset impairment charges	—	2.0
Costs related to restructuring actions	15.8	24.6
U.S. salaried pension plan curtailment gain	(36.4)	—
Costs related to merger transaction	9.4	—
(Gain) loss on joint venture transactions	3.9	(25.9)

	$108.8	$15.5

*	Content Per Vehicle for 2006 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this news release.

***

Calculated using stock price at end of quarter. Excludes shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.